                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 2)/1/


                          LIONBRIDGE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   536252 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d - 1(b)
[_]     Rule 13d - 1(c)
[X]     Rule 13d - 1(d)


_________________________
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                    ------------------------------
CUSIP NO.   536252 10 9                13G          Page   2   of   17   Pages
         -----------------                               -----    ------
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Capital Resource Lenders III, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                  1,677,712 shares
        OWNED BY
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                    1,677,712 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,677,712 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO.   536252 10 9                13G          Page   3   of   17   Pages
         -----------------                               -----    ------
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Capital Resource Partners III, L.L.C.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              1,677,712 shares
        OWNED BY
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                    1,677,712 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,677,712 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO.   536252 10 9                13G          Page   4   of   17   Pages
         -----------------                               -----    ------
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        CRP Investment Partners III, L.L.C.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                  1,677,712 shares
        OWNED BY
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                    1,677,712 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,677,712 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert C. Ammerman

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                  2,577,772 shares
        OWNED BY
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                    2,577,772 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,577,772 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.1%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO.   536252 10 9                13G          Page   6   of   17   Pages
         -----------------                               -----    ------
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Fred C. Danforth

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                  2,577,772 shares
        OWNED BY
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                    2,577,772 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,577,772 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.1%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO.   536252 10 9                13G          Page   7   of   17   Pages
         -----------------                               -----    ------
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen M. Jenks

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                  2,577,772 shares
        OWNED BY
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                    2,577,772 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,577,772 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.1%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
CUSIP NO.   536252 10 9                13G          Page   8   of   17   Pages
         -----------------                               -----    ------
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Alexander S. McGrath

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY                  2,577,772 shares
        OWNED BY
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER
                                    2,577,772 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,577,772 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.1%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).      Name of Issuer:

                 Lionbridge Technologies, Inc.

Item 1 (b).      Address of Issuer's Principal Executive Offices:

                 950 Winter Street
                 Waltham, MA  02451

Item 2 (a).      Name of Person Filing:

                 Capital Resource Lenders III, L.P. ("CRL III"), Capital Resource Partners III, L.L.C. ("CRP III"), CRP Investment Partners III, L.L.C. ("CRP IP III"), Robert C. Ammerman ("Ammerman"), Fred C. Danforth ("Danforth"), Stephen M. Jenks ("Jenks") and Alexander S. McGrath ("McGrath"). The persons named in this paragraph are referred to individually as a "Reporting Person" and collectively as the "Reporting Persons".

Item 2 (b).      Address of Principal Business Office or, if None, Residence:

                 The address of the principal business office of each of the Reporting Persons is Capital Resource Partners, 85 Merrimac Street, Suite 200, Boston, MA 02114.

Item 2 (c).      Citizenship:

                 CRL III is a limited partnership organized under the laws of the State of Delaware. CRP III is a limited liability company organized under the laws of the State of Delaware. CRP IP III is a limited liability company organized under the laws of the State of Delaware. Each of Ammerman, Danforth, Jenks and McGrath is a United States citizen.

Item 2 (d).      Title of Class of Securities:

                 Common Stock, $.01 Par Value Per Share

Item 2 (e).      CUSIP Number

                 536252 10 9

Item 3.      If This Statement is Filed pursuant to Rule 13d-1(b), or
                 13d-2(b) or (c), Check Whether the Filing Person is a:

                 (a) [_] Broker or dealer registered under Section 15 of the
                         Exchange Act.

                 (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

                 (c) [_] Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

                 (d) [_] Investment company registered under Section 8 of the
                         Investment Company Act.

                 (e) [_] An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

                 (f) [_] An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

                 (g) [_] A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

                 (h) [_] A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

                 (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                 (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                 If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.    Ownership:

                 (a)    Amount Beneficially Owned:

                 CRL III is the record owner of 1,274,202 shares and warrants to purchase 398,900 shares (the "CRL Shares"). As the general partner of CRL III, CRP III may be deemed to own beneficially the CRL Shares. As a member of CRP III, each of Ammerman, Danforth, Jenks and McGrath may be deemed to own beneficially the CRL Shares. CRP IP III is the record owner of 3,510 shares and warrants to purchase 1,100 shares (the "CRP IP III Shares"). As a manager of CRP IP III, each of Ammerman, Danforth, Jenks and McGrath may be deemed to own beneficially the CRP IP III Shares. Capital Resource Partners IV, L.P. is the record owner of warrants to purchase 884,250 shares (the "CRP IV Shares"). As the general partner of Capital Resource Partners IV, L.P., CRP Partners IV, L.L.C. may be deemed to own beneficially the CRP IV Shares. As a manager of CRP Partners IV, L.L.C., each of Ammerman, Danforth, Jenks and McGrath may be deemed to own beneficially the CRP IV Shares. CRP Investment Partners IV, L.L.C. is the record owner of warrants to purchase 15,750 shares (the "CRP IP IV Shares"). As a manager of CRP Investment Partners IV, L.L.C., each of Ammerman, Danforth, Jenks and McGrath may be deemed to own beneficially the CRP IP IV Shares.

                 (b)    Percent of Class:

                        Each of CRL III, CRP III and CRP IP III: 5.3%. Each of Ammerman, Danforth, Jenks and McGrath: 8.1%. The foregoing percentages are calculated based on the 31,687,690 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Lionbridge Technologies, Inc. for the quarter ended September 30, 2002.

                 (c)    Number of shares as to which such person has:

                 (i)    Sole power to vote or direct the vote: 0

                 (ii)   Shared power to vote or to direct the vote:

                        Each of CRL III, CRP III and CRP IP III: 1,677,712. Each of Ammerman, Danforth, Jenks and McGrath: 2,177,712.

                 (iii)  Sole power to dispose or to direct the disposition of:
                        0

                 (iv)   Shared power to vote or to direct the vote:

                        Each of CRL III, CRP III and CRP IP III: 1,677,712. Each of Ammerman, Danforth, Jenks and McGrath: 2,177,712.

Item 5.  Ownership of Five Percent or Less of a Class:

           Inapplicable.

Item 6.  Ownership of More than Five Percent On Behalf of Another Person:

           Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Inapplicable.

Item 8.  Identification and Classification of Members of the Group:

           Inapplicable. Each of CRL III, CRP III, CRP IP III, Ammerman, Danforth, Jenks and McGrath expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.  Notice of Dissolution of Group:

           Inapplicable.

Item 10. Certification:

           Inapplicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2003


CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
     Its General Partner


By:  *
   --------------------------------------------
   Name:  Robert C. Ammerman
   Title:  Managing Member


CAPITAL RESOURCE PARTNERS III, L.L.C.


By:  *
   --------------------------------------------
   Name:  Robert C. Ammerman
   Title:  Managing Member


CRP INVESTMENT PARTNERS III, L.L.C.


By:  *
   --------------------------------------------
   Name:  Robert C. Ammerman
   Title:  Manager


     *
-----------------------------------------------
Robert C. Ammerman

     *
-----------------------------------------------
Fred C. Danforth

     *
-----------------------------------------------
Stephen M. Jenks

     *
-----------------------------------------------
Alexander S. McGrath


                                              * By:  /s/ Laura T. Ketchum
                                                   -----------------------------
                                                     Laura T. Ketchum
                                                     Attorney-in-Fact

------------------------------------------------------------------------------
This Schedule 13G was executed by Laura T. Ketchum pursuant to Powers of Attorney filed herewith as Exhibit 2.